                               OFFERING STATEMENT
                               ARDEN GROUP, INC.
                                     OFFERS
                             TO PAY $65.00 IN CASH
                                      FOR
                  EACH SHARE OF CLASS A COMMON STOCK TENDERED
           UP TO A MAXIMUM OF 250,000 SHARES OF CLASS A COMMON STOCK

    Arden Group, Inc. (the "Company") hereby offers to purchase, upon the terms and conditions set forth herein and in the related Letter of Transmittal accompanying this Offering Statement (which together constitute the "Offer"), up to 250,000 shares of the issued and outstanding shares of the Class A Common Stock, par value $.25 per share (the "Class A Common Stock"), of the Company for cash at the rate of $65.00 per share. If more than 250,000 shares of Class A Common Stock are tendered, then the Company will acquire 250,000 shares tendered on a pro rata basis from each stockholder tendering (with adjustments to avoid purchases of fractional shares) according to the number of shares of Class A Common Stock tendered by each tendering stockholder. The Offer is not conditional upon any minimum number of shares being tendered. The Company will (subject to possible proration as discussed above) accept any and all shares of Class A Common Stock validly tendered by and not withdrawn before the Expiration Date (as defined herein). The Offer is subject to certain conditions. See "THE OFFER--Conditions of the Offer" below. The Company reserves the right to extend, amend or terminate the Offer at any time on or prior to the Expiration Date.

    Tenders may be withdrawn at any time prior to the Expiration Date. See "THE OFFER--Withdrawal Rights" below.
                            ------------------------

               THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                         WILL EXPIRE AT 12:00 MIDNIGHT,
                          LOCAL TIME IN NEW YORK CITY,
                         ON WEDNESDAY, AUGUST 13, 1997,
                  UNLESS THE OFFER IS EXTENDED BY THE COMPANY.
                            ------------------------

    Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A Common Stock should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for shares of Class A Common Stock to the Depositary along with the Letter of Transmittal or (2) request such stockholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such stockholder. A stockholder whose shares of Class A Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if such stockholder desires to tender such shares of Class A Common Stock. Any stockholder who desires to tender shares of Class A Common Stock and whose certificates for such shares of Class A Common Stock are not immediately available should tender such shares by following the procedures for guaranteed delivery set forth in "THE OFFER--How To Tender" herein. The Company's Stock Bonus Plan (the "Stock Bonus Plan") holds shares of Class A Common Stock in accounts of participants therein. Under the terms of the Stock Bonus Plan, a participant may instruct City National Bank, as Trustee under the Stock Bonus Plan (the "Trustee"), to tender or not to tender shares of Class A Common Stock allocated to the participant's account. See "THE OFFER--How To Tender" below.
                            ------------------------

                                 JULY 17, 1997
                            ------------------------

    Stockholders (other than participants in the Stock Bonus Plan) wishing to retain the shares of the Class A Common Stock presently held by them need not do anything in response to the Offer.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF THE CLASS A COMMON STOCK. EACH STOCKHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

SUMMARY OF THE OFFER...................................................................          3
THE OFFER..............................................................................          5
  Terms of the Offer...................................................................          5
  Purpose and Effects of the Offer.....................................................          5
  Funding of Tender Offer..............................................................          9
  Certain Federal Income Tax Consequences..............................................          9
  Expiration and Extension of the Offer................................................         10
  Conditions of the Offer..............................................................         10
  How to Tender........................................................................         12
  Terms and Conditions of the Letter of Transmittal....................................         14
  Withdrawal Rights....................................................................         14
  Acceptance of Tenders................................................................         15
  Depositary...........................................................................         15
  Solicitation of Tenders..............................................................         15
  Payment of Expenses..................................................................         16
  RECENT TRANSACTIONS IN COMMON STOCK..................................................         16
  PRICE RANGE OF COMMON STOCK..........................................................         16
  BUSINESS AND RECENT DEVELOPMENTS.....................................................         17
  SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION................................         17
  SUMMARY UNAUDITED CONSOLIDATED PRO FORMA
    FINANCIAL INFORMATION..............................................................         18
  AVAILABLE INFORMATION................................................................         20
  MISCELLANEOUS........................................................................         20

                              SUMMARY OF THE OFFER

    The following is a summary of certain terms of the Offer. It is not intended to be complete and is qualified in its entirety by the more detailed information presented hereinafter. Capitalized terms which are not defined in this summary are used as defined elsewhere in this Offering Statement.

Expiration Date...................  12:00 midnight, local time in New York City, on August
                                    13, 1997 unless extended by the Company.
Number of Shares..................  The Offer is not conditioned upon any minimum number of shares being tendered. The Company is offering to
                                    acquire up to a maximum of 250,000 shares of the Class A
                                    Common Stock. If more than 250,000 shares of Class A
                                    Common Stock are tendered, then the Company will acquire
                                    250,000 shares tendered on a pro rata basis (with
                                    adjustments to avoid purchases of fractional shares)
                                    according to the number of shares tendered by each
                                    tendering stockholder.
Purchase Price....................  $65.00 per share of Class A Common Stock.
Conditions of the Offer...........  The Company's obligation to consummate the Offer is subject to a number of conditions as set forth below
                                    under the heading "THE OFFER--Conditions of the Offer."
Withdrawal Rights.................  Tenders may be withdrawn at any time before the
                                    Expiration Date.
How to Tender.....................  Stockholders must determine whether they wish to tender shares of Class A Common Stock in response to the Offer,
                                    and if so, whether they wish to tender some or all of
                                    their shares of Class A Common Stock. Stockholders who
                                    elect to retain their shares of Class A Common Stock
                                    need do nothing in response to the Offer. Stockholders
                                    electing to tender shares of Class A Common Stock must
                                    either (i) complete and sign the accompanying Letter of
                                    Transmittal, have their signatures guaranteed (if
                                    required) and forward the Letter of Transmittal with the
                                    stock certificates representing their tendered shares of
                                    Class A Common Stock and any other required documents to
                                    the Depositary at one of the addresses set forth in the
                                    Letter of Transmittal or (ii) request a broker, dealer,
                                    commercial bank, trust company or other nominee to
                                    effect the transaction for them. Holders of Class A
                                    Common Stock registered in the name of a broker, dealer,
                                    commercial bank, trust company or other nominee must
                                    contact such institution to tender their shares.
                                    Participants in the Stock Bonus Plan should instruct the
                                    Trustee whether to tender shares of Class A Common Stock
                                    allocated to the participant's account in accordance
                                    with the materials sent to them. Questions regarding how
                                    to tender and requests for information or additional
                                    copies of this Offering Statement or of the Letter of
                                    Transmittal should be directed to the Information Agent
                                    at the address or telephone number set forth on the back
                                    cover of this Offering Statement.
Depositary........................  Continental Stock Transfer & Trust Company, New York,
                                    New York.
Acceptance of Tenders.............  Subject to the terms and conditions of the Offer, shares of Class A Common Stock validly tendered and not
                                    withdrawn will

                                    be accepted on the Expiration Date. A check in the full
                                    amount of the cash due will be mailed by the Depositary
                                    as soon as practicable after acceptance. Although the
                                    Company does not presently intend to do so, if it
                                    modifies the terms of the Offer, such modified terms
                                    will be available with respect to all shares of Class A
                                    Common Stock, whether or not such shares have been
                                    tendered or accepted prior to such modification.
Tax Consequences..................  The Company believes that either recognition of gain, loss or dividend treatment may result for federal income
                                    tax purposes on the receipt by a stockholder of cash
                                    pursuant to the Offer. STOCKHOLDERS SHOULD CONSULT THEIR
                                    TAX ADVISERS FOR ADVICE CONCERNING THE PARTICULAR TAX
                                    CONSEQUENCES TO THEM OF TENDERING SHARES OF CLASS A
                                    COMMON STOCK UNDER THE OFFER.

                                   THE OFFER

TERMS OF THE OFFER

    Arden Group, Inc., a Delaware corporation (the "Company"), whose principal executive office is located at 2020 South Central Avenue, Compton, California 90220, hereby offers to acquire, upon the terms and conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Offer"), up to 250,000 shares of the issued and outstanding shares of the Class A Common Stock, par value $.25 per share ("Class A Common Stock"), of the Company in exchange for cash at the rate of $65.00 per share. If more than 250,000 shares are tendered, then the Company shall acquire 250,000 shares tendered on a pro rata basis (with adjustments to avoid purchases of fractional shares) according to the number of shares of Class A Common Stock tendered by each stockholder tendering his, her or its shares in connection with the Offer. Stockholders of the Company may elect, entirely in their own discretion, either not to tender any shares of Class A Common Stock in response to the Offer or to tender some or all of their shares of the Class A Common Stock. The Offer is not conditional upon any minimum number of shares of the Class A Common Stock being tendered.

    If proration of shares tendered pursuant to the Offer is required, because of the difficulty in determining the number of shares validly tendered (including shares tendered by the guaranteed delivery procedure described below), the Company does not expect that it would be able to announce the final proration factor or to commence payment for any shares acquired pursuant to the Offer until approximately seven NASDAQ National Market System trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of tendered shares may obtain such preliminary information from Beacon Hill Partners, Inc. (the "Information Agent") and may also be able to obtain such information from their brokers.

    The Offer is subject to a number of conditions which are described below under the heading "Conditions of the Offer."

    Subject to the terms and conditions of the Offer, properly tendered shares of Class A Common Stock will be accepted for purchase on the Expiration Date. The term "Expiration Date" shall mean 12:00 midnight, local time in New York City, on Wednesday, August 13, 1997, unless the Company, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event "Expiration Date" shall mean the later date and time at which the Offer, as so extended by the Company, shall expire. See "Expiration and Extension of the Offer" for a description of the Company's right to extend the Offer.

    The Company reserves the right to terminate the Offer upon the occurrence of any of the conditions specified under "Conditions of the Offer" below or to amend the Offer at any time on or prior to the Expiration Date.

    As of the date of this Offering Statement, there are 766,753 shares of the Class A Common Stock issued and outstanding. The 250,000 shares of Class A Common Stock that the Company is offering to purchase represent approximately 32.6% of the outstanding shares of Class A Common Stock. The Class A Common Stock is traded on the NASDAQ National Market System. See "PRICE RANGE OF COMMON STOCK" below. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A COMMON STOCK.

PURPOSE AND EFFECTS OF THE OFFER

    As a result of prior dispositions of businesses and normal attrition, as of June 30, 1997, of the approximately 442 participants in the Stock Bonus Plan, approximately 326 were former employees of the Company. As of that date, the Stock Bonus Plan owned 208,662 shares of Class A Common Stock of which approximately 179,362 shares were allocated to accounts of former employees, most of whom have no existing relationship with the Company. In order to allow these persons the opportunity to liquidate their investment in the Class A Common Stock (subject to the proration features of the Offer), the Company is making the Offer and has amended the Stock Bonus Plan to allow all of the participants therein who desire to sell shares of the Class A Common Stock allocated to their respective account to instruct the Trustee to tender such shares and to grant all participants who, as of June 30, 1997, were former employees of the Company a one-time election following consummation of the Offer to withdraw all of the cash in their respective accounts. The Offer will afford the participants in the Stock Bonus Plan (by instructing the Trustee to tender shares of Class A Common Stock allocated to their respective accounts) and other stockholders of the Company the opportunity to dispose of shares of Class A Common Stock at a predetermined price without the usual costs associated with a market sale and without any discount which otherwise might have been incurred in a market sale on account of the historically low volume of trading of the Class A Common Stock in the over-the-counter market.

    Each share of Class A Common Stock is entitled to one vote on all matters which could properly be brought before a stockholder vote. The Company also has authorized a Class B Common Stock, par value $.25 per share (the "Class B Common Stock"), of which there are 342,246 shares issued and outstanding as of the date of this Offering Statement, and a Serial Preferred Stock, of which no shares are issued or outstanding. Each share of the Class B Common Stock is entitled to ten votes per share on most matters which may be brought before the stockholders of the Company. If at any time the number of shares of Class B Common Stock outstanding as reflected in the Company's stock transfer books falls below 10% of the aggregate number of the then issued and outstanding shares of the Class A Common Stock, Class B Common Stock and the Serial Preferred Stock (if any), or if at any time the then outstanding number of the shares of Class B Common Stock issued in the original issuance thereof is less than 35% of the total number of such shares originally issued, then in either such event all outstanding shares of Class B Common Stock shall be converted, automatically and without further action, into an equal number of shares of Class A Common Stock. After such an automatic conversion, no further shares of Class B Common Stock may be issued, and certificates formerly representing outstanding shares of Class B Common Stock will be deemed to represent a like number of shares of Class A Common Stock. Additionally, the holders of Class B Common Stock may convert voluntarily, on a one-for-one basis, their shares into shares of the Class A Common Stock. Class B Common Stock may be transferred only to certain permitted transferees as specified in the Company's Restated Certificate of Incorporation. Thus, to sell shares of the Class B Common Stock, such shares must first be converted into Class A Common Stock.

    With respect to the election of directors, the holders of Class A Common Stock, voting separately as a class, are entitled to elect 25% of the total number of directors and, so long as the number of shares of Class B Common Stock is not less than 12 1/2% of the total number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class B Common Stock, voting separately as a class, are entitled to elect the remaining directors. If the number of outstanding shares of Class B Common Stock is less than such 12 1/2%, then the holders of Class A Common Stock and Class B Common Stock, voting together as a class (the Class B Common Stock being entitled to ten votes per share), have the right to elect the remaining directors. Because the Offer will result in a reduction in the number of outstanding shares of Class A Common Stock, it is less likely following consummation of the Offer that this provision granting the holders of Class A Common Stock additional rights to vote as to the election of directors will become operative.

    As of the date of this Offering Statement, Bernard Briskin, the Chairman of the Board, President and Chief Executive Officer of the Company ("Mr. Briskin"), beneficially owns 169,516 shares of the Class A Common Stock, or approximately 22.1% of the shares of Class A Common Stock outstanding on that date, of which 60,341 shares are owned by the spouse of Mr. Briskin, 24,503 shares are held in an Individual Retirement Account for the spouse of Mr. Briskin, and 46,524 shares are held in trust (of which Mr. Briskin is a trustee) for the benefit of Mr. Briskin, his children and his mother. Mr. Briskin disclaims any beneficial ownership of the shares of the Class A Common Stock owned by his spouse and her Individual Retirement Account and he shares voting and investment power with respect to the shares held in the above-described trust. Nothing herein should be construed as an admission that Mr. Briskin is in fact the beneficial owner of any of such shares. As of the date of this Offering Statement, Mr. Briskin beneficially owns 340,624 shares of the Class B Common Stock, representing approximately 99.5% of the shares of the Class B Common Stock outstanding as of such date.

    As of June 30, 1997, an aggregate of 442 shares of Class A Common Stock, or less than one percent of the issued and outstanding shares of Class A Common Stock, were beneficially owned by officers and directors of the Company other than Mr. Briskin and, as described above, 208,662 shares of Class A Common Stock, or approximately 27.2% of the outstanding shares of Class A Common Stock on that date, were owned by the Trustee under the Stock Bonus Plan. Any shares acquired from officers and directors of the Company or City National Bank, as Trustee under the Stock Bonus Plan, pursuant to the Offer will be acquired on the same terms and conditions as all other shares. Although the Company has been advised that Mr. Briskin will not tender any shares pursuant to the Offer, the Company does not know whether any of the other officers, directors or affiliates of the Company will tender any of their shares pursuant to the Offer as described above. As described above, the Trustee under the Stock Bonus Plan will tender shares pursuant to the Offer in accordance with instructions from participants which the Trustee determines are proper and not in violation of federal pension laws. If the Trustee does not receive instructions from a participant, the Trustee will decide whether or not to tender shares in the participant's account.

    Although the Board of Directors believes that the Offer is in the best interests of the Company, the Board recognizes that the Offer may have disadvantageous consequences for some stockholders. Assuming that the maximum number of shares of the Class A Common Stock are tendered and accepted, one effect of the Offer will be to decrease the number of issued and outstanding shares of the Class A Common Stock, thus concentrating the voting power of the holders of the Class A Common Stock who do not tender their shares of Class A Common Stock. Because each share of the Class B Common Stock is entitled to ten votes per share, such tender also will further concentrate the voting power of the holders of the Class B Common Stock, particularly that of Mr. Briskin, in relation to the Class A Common Stock. Because of Mr. Briskin's current holdings, it would be difficult for a third party to acquire a majority of the voting power of the Company without his consent. As a result of such holdings, the Company is a less attractive target for a takeover bid or a merger proposal, and a successful proxy contest would be extremely difficult, or impossible, even if such actions were favored by the Board of Directors and the stockholders of the Company other than Mr. Briskin. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price. Those seeking to acquire the Company through a business combination must consult with Mr. Briskin, as the majority holder of Class B Common Stock, in order to negotiate the terms of such a business combination.

    After the conclusion of the Offer and assuming that more than a de minimis number of shares of the Class A Common Stock owned by other than the Stock Bonus Plan are tendered and accepted, there may be an adverse effect on the market price of the remaining outstanding shares of the Class A Common Stock because the decrease in the number of outstanding shares of the Class A Common Stock will result in further reducing the liquidity thereof. Trading volume in the Class A Common Stock in the over-the-counter market has been relatively small with no transactions being reported on certain days in the National Market System of NASDAQ. Consummation of the Offer by stockholders other than the Stock Bonus Plan will result in a reduction in the number of shares of Class A Common Stock in the public float which may have the effect of making it more difficult for a holder of Class A Common Stock to dispose of any significant number of shares of Class A Common Stock in a market sale without incurring a discount because of the reduced liquidity of the Class A Common Stock.

    If the Class B Common Stock were to be automatically converted into shares of the Class A Common Stock because such shares of Class B Common Stock represent less than 10% of the aggregate number of the then issued and outstanding Class A Common Stock, Class B Common Stock and Serial Preferred Stock, if any (as described above), the voting power of the holders of Class B Common Stock would be severely reduced. Because the Offer may result in less shares of the Class A Common Stock being outstanding, there is a decreased likelihood that the Class B Common Stock will be converted automatically. As the Class B Common Stock may be converted voluntarily into a like number of shares of the Class A Common Stock, the holders thereof may so convert a portion thereof (so long as the number not converted is 35% or more of the total number of such shares originally issued) to sell the same or to take advantage, to the extent that shares are converted, of dividends then being paid on, or other rights then being afforded to the holders of, the Class A Common Stock without sacrificing their ability to control the voting power of the Company. Any conversion (without a sale of the converted shares) would increase the pool of shares entitled to share in any such dividends or other rights.

    Stockholders who tender their shares of Class A Common Stock for cash will no longer have an equity interest in the Company and will not share in any future earnings or growth of the Company, in the risks associated with achieving any such earnings and growth or in the potential to realize greater value for their shares of the Class A Common Stock through divestitures, strategic acquisitions or other corporate opportunities that the Company may pursue in the future. Other than a dividend paid in 1987 in connection with a previous issuer tender offer, the Company has not paid dividends on the Common Stock since 1970, and the Board of Directors has no present plans to initiate a policy of regular or other dividends. Stockholders who do not tender their shares of Class A Common Stock for cash will obtain a proportionate increase in their ownership interest in the Company.

    The shares of Class A Common Stock purchased for cash pursuant to the Offer will be restored to the status of authorized but unissued shares of Class A Common Stock. Such shares may be later issued by the Company pursuant to resolution of the Board of Directors without further stockholder action (except as may be required by law or the rules applicable to issuers of securities traded on the NASDAQ Stock Market). Such shares of Class A Common Stock could be issued without stockholder approval for, among other things, acquisitions of other businesses, the raising of additional capital for use in the Company's business, stock dividends and the implementation of employee benefit plans. The Company has no current plans to use the shares of Class A Common Stock it may acquire pursuant to the Offer or any other authorized but unissued shares of Class A Common Stock.

    Under existing accounting rules, a company cannot account for the acquisition of a business as a "pooling of interests" if the acquiring company or the acquired business repurchased its outstanding shares during the prior two years. The purchase of shares of Class A Common Stock pursuant to the Offer may prevent the use of the "pooling of interests" for certain transactions involving the Company, were they to occur within the following two years.

    The Company does not believe that there is a reasonable likelihood that the Class A Common Stock will be deregistered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or that the Company's obligation to file periodic reports pursuant to Section 15(d) of the Exchange Act will be suspended, as a result of the Offer. Although the Offer will result in a reduction in the number of shares of Class A Common Stock in the public float and, if more than approximately 190,000 shares are purchased from stockholders other than the Trustee under the Stock Bonus Plan (pursuant to instructions from participants or otherwise), the result may be that the Class A Common Stock is no longer qualified for inclusion in the NASDAQ National Market System. The Company does not believe that the Offer will result in the Class A Common Stock no longer being authorized to be quoted in the inter-dealer quotation system of NASDAQ.

    Although the Company does not have any current plans to acquire additional shares of Class A Common Stock, the Company may in the future purchase shares of Class A Common Stock (in addition to those purchased pursuant to the Offer) on the open market, in privately negotiated transactions, through tender offers or otherwise, in such amounts, at such prices and at such times as the Company may determine. Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any shares of Class A Common Stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date. The Company will not purchase any additional shares of Class A

Common Stock until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the shares of Class A Common Stock, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions. Any of these possible purchases may be on the same terms as, or on terms more or less favorable than, those of the Offer.

    STOCKHOLDERS WHO WISH TO RETAIN THEIR SHARES OF CLASS A COMMON STOCK NEED DO NOTHING IN RESPONSE TO THE OFFER.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF CLASS A COMMON STOCK. EACH STOCKHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

FUNDING OF TENDER OFFER

    If 250,000 shares of Class A Common Stock are acquired by the Company pursuant to the Offer, the aggregate purchase price to the Company will be $16,250,000. The Company intends to pay approximately $9,500,000 of the aggregate purchase price for shares of Class A Common Stock being acquired pursuant to the Offer from and out of its general funds (out of cash and cash equivalents and the liquidation of marketable securities). The balance of the funds will be obtained from short term bank borrowings under the Company's revolving line of credit which bears interest at the bank's cost of funds rate plus .8% or at the LIBOR rate plus .8%. The Company expects to repay any short term bank borrowings from liquidation of investments and working capital.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Set forth below is a discussion of certain federal income tax consequences of the acquisition by the Company of shares of the Class A Common Stock for $65.00 in cash per share pursuant to the Offer. The discussion does not purport to address all aspects of federal taxation that may be relevant to particular stockholders in light of their personal investment circumstances. Furthermore, the discussion may not be applicable to certain types of stockholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations and nonresident alien individuals). Stockholders are advised to consult their own tax advisers regarding the federal, state and local income and other tax consequences of the Offer.

    No gain or loss will be recognized by a stockholder who does not tender any shares of Class A Common Stock. The tax basis and holding period of his, her or its existing shares of the Class A Common Stock will remain unchanged.

    The federal income tax consequences to a holder of Class A Common Stock who sells all or part of his, her or its shares for cash pursuant to the Offer will depend upon whether or not the receipt of the cash by such stockholder will be treated as a dividend under Section 301 of the Internal Revenue Code of 1986, as amended (the "Code"). If the receipt of the cash payment is not treated as a dividend, then it will be treated as a sale or exchange, and gain or loss will be recognized in an amount equal to the difference between (i) the sum of the cash received and (ii) the tax basis of the shares of the Class A Common Stock tendered; such gain or loss will be capital gain or loss if the Class A Common Stock sold constitutes a capital asset in the hands of the tendering stockholder as of the date of the sale pursuant to the Offer. Such capital gain or loss will be long-term capital gain or loss if such stockholder held the shares for more than one year.

    Generally, the sale pursuant to the Offer will not be treated as a dividend if either (i) after the consummation of the sale pursuant to the Offer the stockholder no longer owns, directly or constructively, any shares of stock in the Company (either Class A Common Stock or Class B Common Stock); (ii) the ratio which the voting stock of the Company owned by the stockholder, directly or constructively, immediately after the consummation of the sale pursuant to the Offer bears to all of the Company's voting stock at such time is less than 80% of the ratio which such voting stock of the Company owned, directly or constructively, by the stockholder immediately before the consummation of the sale pursuant to the Offer bears to all of the voting stock of the Company at such time, and the stockholder's direct or constructive ownership of the Class A Common Stock and Class B Common Stock (determined by reference to fair market value) after and before the consummation of the sale pursuant to the Offer also meets such 80% requirement; or (iii) the consummation of the sale pursuant to the Offer is "not essentially equivalent to a dividend." The test described in
(ii) above requires calculations which cannot be definitively made until after the results of the Offer are known; and the test described in (iii) requires a favorable determination of a factual issue. Accordingly, a stockholder can only be certain of avoiding dividend treatment if such stockholder comes within (i) above, which requires that the stockholder not only tender all shares owned directly by him, her or it, but also that such stockholder is not deemed to constructively own shares directly or constructively owned by someone else that are not tendered. The Code sets forth a very complex set of rules pursuant to which shares owned by one person may be deemed to be constructively owned by another person. Each stockholder is urged to consult with his, her or its own tax adviser to determine the extent to which such rules are applicable to his, her or its particular circumstances.

    If the sale pursuant to the Offer with respect to the tendering stockholder is taxable as a dividend, then the stockholder will be taxed on the amount received as ordinary income up to an amount equal to such stockholder's allocable share of the Company's (i) accumulated earnings and profits on the date the Offer is consummated and (ii) the earnings and profits of the Company's current taxable year computed as of the close of the taxable year of the sale (without diminution by reason of any distributions made during the tax year and without regard to the amount of the current earnings and profits at the time of the exchange). Such allocable share is determined after taking into account all other distributions to stockholders for the year which are taxable as dividends. If the amount received exceeds the stockholder's allocable share of the current or accumulated earnings and profits of the Company as described above, then such excess amount will be applied to reduce such stockholder's aggregate adjusted tax basis in his, her or its shares of Class A Common Stock tendered. The amount received, if any, which is in excess of both the stockholder's share of the earnings and profits and the adjusted tax basis in his, her or its shares of the Class A Common Stock tendered will be treated as gain from the sale or exchange of the shares, and the character of such gain will be the same as if the sale were not treated as a dividend.

EXPIRATION AND EXTENSION OF THE OFFER

    The Offer will expire at 12:00 midnight, local time in New York City, on August 13, 1997, unless extended by the Company. During any extension of the Offer, all shares of Class A Common Stock previously tendered pursuant to the Offer will remain subject to the Offer (and to the withdrawal rights specified herein) and may be accepted for purchase by the Company. The Offer may be extended by oral or written notice from the Company to Continental Stock Transfer & Trust Company (the "Depositary") at any time or from time to time on or prior to the date then fixed for the expiration of the Offer. Public announcement of any extension of the Offer will be timely made by the Company, but unless otherwise required by law or regulation, the Company shall not have any obligation to communicate such public announcement other than by making it available to the Dow Jones News Service.

CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer, or any extension of the Offer, the Company will not be obligated to accept any properly tendered shares of Class A Common Stock and may amend or terminate the Offer (by oral or written notice to the Depositary and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by delivering a press release to the Dow Jones News Service) if any material change occurs which is likely to affect the Offer or the value or market price of the Class A Common Stock, including, but not limited to, the following:

            (a) there shall have been threatened or instituted or there shall be pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares of the Class A Common Stock pursuant to the Offer or otherwise in any manner relates to the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

            (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares of the Class A Common Stock illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares of the Class A Common Stock tendered, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

            (c) there shall occur any development in any pending action or proceeding, which, in the sole judgment of the Company, would or might
       (i) have an adverse effect on the business of the Company, (ii) prohibit, restrict or delay consummation of the Offer or (iii) impair the contemplated benefits of the Offer;

            (d) there shall occur (i) any general suspension of, or limitation on prices for, trading in securities, whether on the New York Stock Exchange, or the NASDAQ National Market System or in the over-the-counter market, or any of the foregoing (ii) any significant decrease in the market price of the Class A Common Stock, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business operations, prospects or ability to obtain financing generally or the trading in the Class A Common Stock, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which in the sole judgment of the Company might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, in the sole judgment of the Company, a material acceleration or worsening thereof;

            (e) there shall occur any change, or any development involving a prospective change, which has had or may have a material adverse effect on the business of the Company or on the Offer;

            (f) there shall have occurred any decline in the Standard & Poor's Composite 500 Stock Index (916.68 at the close of business on July 11,
       1997) by an amount in excess of 15% measured from the close of business on July 11, 1997; or

            (g) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of Class A Common Stock (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the "Commission") prior to July 11, 1997), or any such person, entity or group that prior to July 11, 1997 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of Class A Common Stock, (ii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares of Class A Common Stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities.

    The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event described or referred to above will be final and binding on all parties to the Offer.

HOW TO TENDER

    Whether tendering shares in whole or in part pursuant to the Offer, a stockholder (other than a participant in the Stock Bonus Plan) may tender shares of Class A Common Stock in either of two ways: (i) by properly completing and signing the accompanying Letter of Transmittal or a duplicate copy thereof (all references in this Offering Statement to the Letter of Transmittal shall be deemed to include a duplicate copy thereof) and delivering the same, together with the certificates representing the shares of Class A Common Stock being tendered, to the Depositary on or prior to the Expiration Date; or (ii) by requesting a broker, dealer, bank, trust company or other nominee to effect the transaction.

    Participants in the Stock Bonus Plan (whether or not they wish to tender shares of Class A Common Stock allocated to their respective accounts) should so indicate by completing, executing and returning to the Trustee the tender election form included with the notice furnished to such participants. PARTICIPANTS IN THE STOCK BONUS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO TENDER SHARES OF CLASS A COMMON STOCK ALLOCATED TO THEIR RESPECTIVE ACCOUNTS. They must use the separate tender election form included with the notice furnished to them. Participants in the Stock Bonus Plan are urged to read such notice, tender election form and related materials carefully.

    Shares of Class A Common Stock tendered pursuant to the Offer must be endorsed or accompanied by stock powers or written instruments of transfer in form satisfactory to the Company duly executed by the registered owner(s). If shares are tendered by someone other than the registered holder thereof or by a registered holder but such holder has requested that his, her or its check and/or certificates representing shares of Class A Common Stock not being tendered be mailed to or issued in the name of someone other than such registered holder, the signature(s) thereon must be guaranteed by an Eligible Institution (as defined below) that is also a member of a Medallion Program as recognized by The Securities Transfer Association.

    THE METHOD OF DELIVERY OF THE CLASS A COMMON STOCK AND ALL OTHER DOCUMENTS IS AT THE SOLE ELECTION AND RISK OF THE STOCKHOLDER. IF SUCH MATERIALS ARE SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND THAT PROPER INSURANCE BE OBTAINED.

    For the convenience of stockholders whose stock certificates are not immediately available, tenders may be made without the concurrent deposit of stock certificates if made through a commercial bank or trust company having an office in the United States or a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (an "Eligible Institution"). In such cases, the Letter of Transmittal must be received by the Depositary prior to the Expiration Date, must contain a guarantee from an Eligible Institution that the tendered certificates will be deposited within three business days after the date of receipt of the Letter of Transmittal by the Depositary and, if possible, should list the serial numbers of the tendered certificates. If a stockholder desires to accept the Offer and time will not permit his, her or its Letter of Transmittal to be received by the Company or to reach the Depositary before the Expiration Date, his, her or its tender may be effected if the Depositary has received prior to such date a letter (whether by facsimile or otherwise), telex or telegram from an Eligible Institution setting forth the name of the tendering stockholder and the number of shares tendered, stating that the tender is being made thereby and guaranteeing that within three business days after the date of receipt of such letter, telex or telegram by the Depositary, the stock certificates, together with the Letter of Transmittal (and any other required documents), will be deposited with the Depositary by such Eligible Institution. Unless certificates being tendered by either of the above-described methods are deposited with the Depositary within the time periods set forth above (accompanied or preceded by a properly completed Letter of Transmittal), the Company may, at its option, reject the tender.

    A tender will be deemed to have been received by the Company as of the date on which the Depositary receives the tendering stockholder's duly signed Letter of Transmittal, accompanied by certificates or a guarantee of delivery, or a letter, telex or telegram (as provided above) from an Eligible Institution, together with all other required documents, as indicated in the Letter of Transmittal. Payment of cash for shares of Class A Common Stock tendered pursuant to a guarantee of delivery or a letter, telex or telegram (as provided above) by an Eligible Institution will be made only against deposit of the original Letter of Transmittal (and any other required documents) and the tendered certificates.

    Any number of shares of Class A Common Stock of the Company may be tendered by a stockholder. Tendering stockholders may tender fewer than all of the shares represented by the certificates they hold, provided they appropriately indicate that fact on the Letter of Transmittal accompanying the certificates for their tendered shares of Class A Common Stock.

    Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 contained in the Letter of Transmittal may be subject to required federal income tax withholding of 31% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Instruction 9 to the Letter of Transmittal.

    With respect to tenders of the Company's Class A Common Stock, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the eligibility or acceptability of any tender. The Company reserves the right to reject any tender not in proper form or to waive any irregularities or conditions, and the Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice.

    Shares shall not be deemed to have been duly tendered unless and until all defects and irregularities have been cured or waived. Certificates for all improperly tendered shares, as well as certificates representing the balance of shares in excess of those tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived) without cost to the tendering stockholder as soon as practicable after the Expiration Date.

    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender shares for his or her own account unless the person so tendering (a) has a net long position equal to or greater than the amount of (i) the shares tendered or (ii) other securities immediately convertible into, exercisable, or exchangeable for the amount of the shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities, and (b) will cause such shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (b) the tender of such shares complies with Rule 14e-4. The Company's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the Company and the tendering stockholder upon the terms and subject to the conditions of the Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal accompanying this Offering Statement includes the following terms and conditions, which are part of the Offer. Additional copies of the Letter of Transmittal may be obtained from the Information Agent at the address or the telephone number set forth on the back cover of this Offering Statement.

    Shares of Class A Common Stock must be received by the Depositary with the Letter of Transmittal and any other required documents on or prior to 12:00 midnight, local time in New York City, on August 13, 1997, unless the Offer is extended by the Company, or within the time periods set forth above in "How to Tender" pursuant to a guarantee of delivery or letter (by facsimile or otherwise), telex or telegram from an Eligible Institution. The party tendering the shares (the "Transferor") assigns and transfers those shares to the Company and irrevocably appoints the Company as the Transferor's attorney-in-fact to cause the shares to be transferred. The Transferor warrants that he, she or it has full power to tender those shares and that the Company will acquire good title to the shares, free from all claims. All authority conferred by the Transferor will survive the death or incapacity of the Transferor. Signature(s) on the Letter of Transmittal will be required to be guaranteed and endorsement(s) on the certificates being tendered will be required as set forth above in "How to Tender." All questions as to the validity, form, eligibility (including time of receipt and acceptances of shares of Class A Common Stock tendered) will be determined by the Company, in its sole discretion, and such determination will be final and binding. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date. In most instances, the Company will pay all stock transfer taxes applicable to the transfer and exchange of shares tendered.

WITHDRAWAL RIGHTS

    All tenders may be withdrawn at any time on or prior to the Expiration Date. To be effective, written notice of withdrawal must be timely received by the Company, by writing to Ernest T. Klinger, Chief Financial Officer and Vice President Finance and Administration, Arden Group, Inc., 2020 South Central Avenue, Compton, California 90220, or by facsimile transmission to Mr. Klinger at (310) 631-0950, or by delivering such notice to the Depositary at one of its addresses set forth below under "Depositary." Any notice of withdrawal should specify the person named in the Letter of Transmittal as having tendered the number of shares of Class A Common Stock to be withdrawn and the name of the registered holder of such shares. If the shares have been physically delivered to the Depositary, the tendering stockholder should also submit the serial number(s) shown on the particular certificate(s) to be withdrawn. The Depositary will return the withdrawn shares as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Company, in its sole discretion, and such determination will be final and binding on all tendering stockholders.

    Participants in the Stock Bonus Plan should follow the procedures for withdrawal included in the notice furnished to such participants.

ACCEPTANCE OF TENDERS

    Subject to the terms and conditions of the Offer, shares of Class A Common Stock tendered for purchase with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted on the Expiration Date for payment in cash. Once so accepted for purchase, tendered shares of Class A Common Stock cannot be withdrawn. Delivery of the cash due will be made by the Depositary as soon as practicable after acceptance of the tendered shares.

    Although the Company does not presently intend to modify the terms of the Offer, if it does so, such modified terms will be available with respect to all shares of Class A Common Stock, whether or not such shares have been tendered prior to such modification.

    The acceptance by the Company of tendered shares pursuant to any one of the procedures set forth above in "How to Tender" will constitute an agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

DEPOSITARY

    Continental Stock Transfer & Trust Company has been appointed as the Depositary for the Offer. Letters of Transmittal must be addressed and delivered to the Depositary as follows:

 MAIL OR OVERNIGHT DELIVERY:          HAND DELIVERY:                   FACSIMILE:
Continental Stock Transfer &   Continental Stock Transfer &   Continental Stock Transfer &
        Trust Company                  Trust Company                  Trust Company
         2 Broadway                     2 Broadway                 New York, New York
  New York, New York 10004              19th Floor                   (212) 509-5150
       (212) 509-4000            New York, New York 10004
        Extension 535

    Delivery to other than the above addresses will not constitute valid delivery.

SOLICITATION OF TENDERS

    No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offering Statement. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Offering Statement nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. This Offering Statement does not constitute an offer by the Company or any other person to purchase, or a solicitation by the Company or any other person of an offer to purchase, any securities other than the securities covered by this Offering Statement, nor does it constitute an offer or solicitation of such securities by the Company or any such other person in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation. The Company does not intend to engage the services of any broker, dealer, salesman or other person for soliciting tenders of Class A Common Stock in connection with the Offer.

PAYMENT OF EXPENSES

    The Company has retained Beacon Hill Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to the beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services in connection with the Offer, will be reimbursed by the Company for their reasonable out-of-pocket expenses and may be indemnified by the Company in connection with certain liabilities and expenses in connection with the Offer.

    The Company will reimburse brokers, dealers, commercial banks, trust companies and other custodians, nominees and fiduciaries for customary handling and mailing expenses incurred in forwarding copies of this Offering Statement and related documents to the beneficial owners of shares of Class A Common Stock held in their names. The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Class A Common Stock pursuant to the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent for the Company or the Depositary for the purpose of the Offer.

                      RECENT TRANSACTIONS IN COMMON STOCK

    No transactions in the Class A Common Stock were effected during the forty business days preceding the date of this Offering Statement by the Company or any subsidiary thereof, by any executive officer or director or controlling person of any of the foregoing, or by any of their associates.

                          PRICE RANGE OF COMMON STOCK

    The Company's Class A Common Stock is traded over-the-counter on the NASDAQ National Market System. During the past two fiscal years and the current fiscal year through July 11, 1997, the range of the high and low sales prices for the Company's Class A Common Stock (not including markups, markdowns or commissions) for each quarterly period, as reported by NASDAQ, was as follows:

FISCAL 1995:                                                                       HIGH          LOW
------------------------------------------------------------------------------     -----         ---
First Quarter.................................................................          46           421/2
Second Quarter................................................................          47           421/2
Third Quarter.................................................................          521/2         45
Fourth Quarter................................................................          651/2         50

FISCAL 1996:                                                                      HIGH          LOW
-----------------------------------------------------------------------------     -----         ---
First Quarter................................................................          66           561/2
Second Quarter...............................................................          79           65
Third Quarter................................................................          671/2         58
Fourth Quarter...............................................................          62           54

FISCAL 1997:                                                                       HIGH          LOW
------------------------------------------------------------------------------     -----         ---
First Quarter.................................................................          62           54
Second Quarter................................................................          641/2         54
Third Quarter (through July 11, 1997).........................................          641/2         561/2

    As of July 11, 1997, there were issued and outstanding 766,753 shares of the Class A Common Stock and 342,246 shares of the Class B Common Stock.

    On July 11, 1997, there were no reported transactions for the Class A Common Stock on the NASDAQ National Market System. On July 10, 1997, the last day prior to July 11, 1997 that a transaction was reported, the reported closing price was $60.75 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF THE CLASS A COMMON STOCK.

                        BUSINESS AND RECENT DEVELOPMENTS

    The Company is a holding company which was incorporated under the laws of the State of Delaware in 1977. The only operations in which the Company is engaged are those conducted by its wholly owned subsidiary, Arden-Mayfair, Inc. ("Arden"), and Arden's wholly owned subsidiary, Gelson's Markets. Arden's business is comprised of a food distribution business consisting of supermarkets and related facilities operated by Gelson's Markets.

    In September 1993, AMG Holdings, Inc. (then, Telautograph Corporation), an indirect wholly owned subsidiary of the Company, sold substantially all of the operating assets related to its communication equipment business to Danka Industries, Inc. for cash. Disputes arose between the parties which were resolved by arbitration decisions in April 1994 and April 1997. In July 1997, the arbitrators determined that neither party was a prevailing party in the proceedings and, therefore, neither were awarded costs and fees with respect to the proceedings.

    Based on preliminary unaudited information, the increases in sales and gross profit which the Company reported for the first quarter of fiscal 1997 as compared to the first quarter of fiscal 1996 have continued in the first two months of the second quarter of fiscal 1997 as compared to the comparable period of fiscal 1996. The Company believes that this trend of increased sales and gross profits has continued for the balance of the second quarter and will be reflected in operating income for the second quarter of fiscal 1997. No assurances can be given that this trend will continue for the remainder of the fiscal year. The foregoing statements are forward looking statements and involve risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Factors which could cause actual results to differ materially include, but may not be limited to, a downturn in the gross profit of the Company for the third month of the Company's second quarter and adjustments made to the preliminary unaudited information for the first two months in closing the books of the Company at the end of the second quarter.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following selected financial data for each of the thirteen weeks ended March 29, 1997 and March 30, 1996 (unaudited) are derived from the unaudited consolidated financial statements of Arden Group, Inc. and subsidiaries set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997. In the opinion of management, all adjustments considered necessary for a fair statement of the results for the periods, which consisted only of normal recurring accruals, have been made. Results for the thirteen weeks are not necessarily indicative of the results for the entire year. The following selected financial data for each of the years ended December 28, 1996 and December 30, 1995 were derived from the audited consolidated financial statements of Arden Group, Inc. and subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 28, 1996. The data should be read in conjunction with, and is qualified in its entirety by reference to, such audited consolidated financial statements and their related notes. The foregoing reports may be obtained from the Commission or the Company in the manner specified under "AVAILABLE INFORMATION" below.

                                                            UNAUDITED THIRTEEN WEEKS
                                                          ----------------------------
                                                            MARCH 29,      MARCH 30,     FIFTY TWO    FIFTY TWO
                                                              1997           1996       WEEKS 1996   WEEKS 1995
                                                          -------------  -------------  -----------  -----------
                                                             (IN THOUSANDS EXCEPT RATIOS AND PER SHARE DATA)
INCOME STATEMENT DATA:
  Sales.................................................   $    64,961    $    60,616    $ 252,019    $ 242,962
  Income from continuing operations, net of income
    taxes...............................................   $     1,785    $       134    $   3,979    $   7,111
  Loss from discontinued operations, net of tax
    benefits............................................        (2,695)                       (456)
  Net Income (Loss).....................................   $      (910)   $       134    $   3,523    $   7,111
  Net income (loss) per common share outstanding:
    Income from continuing operations...................   $      1.61    $      0.12    $    3.57    $    5.47
    Loss from discontinued operations...................         (2.43)                      (0.41)
                                                          -------------  -------------  -----------  -----------
  Net income (loss).....................................   $     (0.82)   $      0.12    $    3.16    $    5.47
  Weighted average shares outstanding...................     1,108,999      1,133,141    1,115,227    1,299,002
  Ratio of earnings from continuing operations to fixed
    charges(1)..........................................          3.34           1.19         2.27         3.33

BALANCE SHEET DATA (AT PERIOD END):
  Total assets..........................................   $    91,661    $    87,156    $  91,248    $  89,478
  Cash and marketable securities........................        29,301         25,648       26,829       30,262
  Working capital.......................................        21,934         22,552       23,142       28,706
  Total indebtedness....................................        36,918         33,568       35,511       35,651
  Stockholders' equity..................................        54,743         53,588       55,737       53,827
  Book value per common share...........................   $     49.36    $     47.47    $   50.26    $   47.43

                          NOTES TO SUMMARY HISTORICAL
                       CONSOLIDATED FINANCIAL INFORMATION

 (1) The ratios of earnings from continuing operations to fixed charges were computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. Earnings consist of income from continuing operations net of income taxes, to which has been added fixed charges and income taxes. Fixed charges consist of interest expense and minimum rent expense on noncancellable leases.

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

    The following summary unaudited consolidated pro forma financial information gives effect to the purchase of 250,000 shares of Class A Common Stock pursuant to the Offer, based on certain assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information. The pro forma income statement data gives effect to the purchase of shares of Class A Common Stock pursuant to the Offer as if it had occurred on December 29, 1996 and December 31, 1995. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary consolidated historical financial information and does not purport to be indicative of the financial position of the Company, the results that would actually have been obtained had the purchase of the shares of Class A

Common Stock pursuant to the Offer been completed at the dates indicated or the results that may be obtained in the future.

                                                 THIRTEEN WEEKS MARCH 29, 1997        FIFTY-TWO WEEKS 1996
                                                 ------------------------------  ------------------------------
                                                                 PRO FORMA                       PRO FORMA
                                                              ASSUMING 250,000                ASSUMING 250,000
                                                 UNAUDITED       SHARES ARE                      SHARES ARE
                                                 HISTORICAL       ACQUIRED       HISTORICAL       ACQUIRED
                                                 ----------  ------------------  ----------  ------------------
                                                        (IN THOUSANDS EXCEPT RATIOS AND PER SHARE DATA)
INCOME STATEMENT DATA:
Sales..........................................  $   64,961     $     64,961     $  252,019     $    252,019
Income from continuing operations, net of
  income taxes.................................  $    1,785     $      1,713     $    3,979     $      3,591
Loss from discontinued operations, net of tax
  benefits.....................................      (2,695)          (2,695)          (456)            (456)
Net Income (Loss)..............................  $     (910)    $       (982)    $    3,523     $      3,135
Net income (loss) per common share outstanding:
  Income from continuing operations............  $     1.61     $       1.99     $     3.57     $       4.15
  Income (Loss) from discontinued operations...       (2.43)           (3.14)         (0.41)           (0.53)
                                                 ----------       ----------     ----------       ----------
  Net income (loss)............................  $    (0.82)    $      (1.15)    $     3.16     $       3.62
Weighted average shares outstanding............   1,108,999          858,999      1,115,227          865,227
Ratio of earnings from continuing operations to
  fixed charges (3)............................        3.34             3.04           2.27             2.05

BALANCE SHEET DATA (AT PERIOD END):
Total assets...................................  $   91,661     $     81,750     $   91,248     $     80,822
Cash and marketable securities.................      29,301           19,390         26,829           16,403
Working capital................................      21,934            5,512         23,142            6,404
Total indebtedness.............................      36,918           43,429         35,511           41,823
Stockholders' equity...........................      54,743           38,321         55,737           38,999
Book value per common share....................  $    49.36     $      44.61     $    50.26     $      45.40

                           NOTES TO SUMMARY UNAUDITED
                  CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

    (1) The information assumes that 250,000 shares of Class A Common Stock are purchased at $65.00 per share with the purchase being financed out of working capital and short term bank borrowings. Such acquisitions were assumed to have occurred at the beginning of the periods presented. The pro forma Income and Net income amounts reflect a reduction in the amount of interest income earned on an amount equal to the aggregate cash required to make such acquisitions. There can be no assurance that the Company will purchase, pursuant to the Offer, 250,000 shares of Class A Common Stock.

    (2) Estimated expenses directly related to the Offer are charged against additional paid-in capital.

    (3) The ratios of earnings from continuing operations to fixed charges were computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. Earnings consist of income from continuing operations net of income taxes, to which has been added fixed charges and income taxes. Fixed charges consist of interest expense and minimum rent expense on noncancellable leases.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission relating to the Company's business and financial condition. Pursuant to the regulations adopted by the Commission under the Exchange Act, the Company has also filed with the Commission a Schedule 13E-4 Issuer Tender Offer Statement, furnishing certain additional information with respect to the Offer. Such material may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at Kluczynski Federal Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

    Detailed information regarding the Company is available in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, in the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997 and in the Company's Current Report on Form 8-K dated April 4, 1997 which were filed with the Commission pursuant to Section 13 of the Exchange Act, and in its definitive proxy materials for the Annual Meeting of Stockholders held on June 25, 1997, filed with the Commission pursuant to Section 14 of the Exchange Act. The Company will provide without charge to each person to whom this Offering Statement is delivered, upon request of any such person, a copy of any or all of the foregoing documents (not including, however, the exhibits to such documents). Written or telephone requests should be directed to Ernest T. Klinger, Chief Financial Officer and Vice President Finance and Administration, Arden Group, Inc., 2020 South Central Avenue, Compton, California 90220 ((310) 638-2842) (facsimile number (310) 631-0950).

                                 MISCELLANEOUS

    The Offer is not being made to, nor will the Company accept, tenders from owners of shares of Class A Common Stock in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of shares of Class A Common Stock would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of shares of Class A Common Stock is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Class A Common Stock residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          ARDEN GROUP, INC.

July 17, 1997

    Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of this Offering Statement, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                                          INFORMATION AGENT:

                                          Beacon Hill Partners, Inc.
                                          90 Broad Street
                                          New York, New York 10004
                                          Attention: John G. Grau

                                          For telephone inquiries:

                                          (800) 854-9486